UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52247	20-3200738
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

910 SE 17th Street, Suite 300 33316

Fort Lauderdale, Florida (Zip Code)

(Address of Principal Executive Offices)

(954) 315-4939

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 28, 2016, Cyalume Technologies Holdings, Inc. (the “Company”) appointed Andrea Settembrino as the Company’s new Chief Financial Officer. Ms. Settembrino, age 43, has been the Company’s Corporate Controller since July 2013. Prior to joining the Company, from 2009 to 2013, Ms. Settembrino was the Vice President of Finance at eDiets.com, Inc., an online health, weight loss and fitness company. From 2006 to 2009, Ms. Settembrino was the Controller of Akeena Solar, Inc., a designer and installer of residential and commercial solar power systems. Ms. Settembrino received her B.S. in Accounting and Master of Accounting from the University of Florida. Ms. Settembrino is a certified public accountant and a member of the Florida Institute of Certified Public Accountants.

Cyalume Technologies, Inc., a wholly-owned subsidiary of the Company (“CTI”), and Ms. Settembrino entered into an employment agreement, effective October 28, 2016 (the “Employment Agreement”), pursuant to which Ms. Settembrino will serve as Chief Financial Officer of the Company and CTI. The Employment Agreement has an initial term of three years and continues thereafter for successive one-year periods unless and until terminated by either party upon thirty days’ written notice prior to the agreement’s anniversary/expiration date, or until otherwise terminated by either party.

Ms. Settembrino will receive an annual base salary of $180,000 for the term of the Employment Agreement, subject to annual adjustments at the sole discretion of CTI’s board of directors. Ms. Settembrino is also eligible to receive an annual bonus based on certain predetermined yearly performance targets (“Annual Performance Targets”). If CTI’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 50% of the annualized rate of Ms. Settembrino’s base salary in effect as of the end of such fiscal year. If CTI’s performance exceeds the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 50% of the annualized rate of Ms. Settembrino’s base salary in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which CTI’s performance exceeds the Annualized Performance Targets for such fiscal year. If CTI’s performance fails to meet the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 50% of the annualized rate of Ms. Settembrino’s base salary in effect as of the end of such fiscal year, less 2% of such annualized rate for each 1% by which CTI’s performance failed to meet the Annualized Performance Targets for such fiscal year, provided, however, that Ms. Settembrino shall not be eligible for any bonus for a given fiscal year in which CTI’s performance was less than or equal to 70% of the Annualized Performance Targets for such fiscal year.

In the event Ms. Settembrino’s employment under the Employment Agreement is terminated by CTI without “Cause”, or by Ms. Settembrino for “Good Reason” (each as defined in the Employment Agreement), in addition to the amounts accrued to him, Ms. Settembrino would be entitled to receive continued payment of her base salary then in effect for a six-month period, subject to Ms. Settembrino signing a release of claims in favor of the Company and its affiliates.

During the term of the Employment Agreement and for a period of two years thereafter, Ms. Settembrino is subject to non-solicitation and non-competition provisions. Ms. Settembrino is also subject to confidentiality provisions both during and after her employment with CTI.

Pursuant to the Employment Agreement, subject to the approval of the Company’s board of directors, Ms. Settembrino will receive an option to purchase up to 500,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value on the date of grant (the “Option”), pursuant to the Company’s 2014 Incentive Equity Plan (the “Plan”). The Option will become exercisable annually in five equal installments on each of the first five anniversaries of the date of grant.

The foregoing summary of the Employment Agreement us qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ending December 31, 2016 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi Nedivi
Name:	Zivi Nedivi
Title:	Chief Executive Officer

Date: November 3, 2016